EXHBIIT 10.1

AMENDMENT TO SUBLEASE
THIS AMENDMENT TO SUBLEASE (this “Amendment”) is made as of August 1, 2017 (the “Effective Date”) by and between MAYER BROWN LLP, an Illinois limited liability partnership (“Sublandlord”) and FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally-chartered instrumentality of the United States and an institution of the Farm Credit System (“Subtenant”).
RECITALS:
A.Sublandlord and Subtenant entered into that certain Sublease dated December 6, 2010, pursuant to which Sublandlord subleased to Subtenant the entire 4th floor (“Original Premises”) of the Building, which Original Premises contains 21,597 rentable square feet of space. The initial lease is referred to herein as the “Original Sublease.” From and after the full and final execution and delivery of this Amendment, the “Sublease” shall be deemed to mean the Original Sublease, as modified by this Amendment.
B.    Sublandlord and Subtenant have agreed to expand the Premises demised under the Sublease, as more particularly set forth below, and to make certain additional modifications to the Original Sublease related thereto as more particularly set forth below.
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.Recitals Incorporated/Capitalized Terms. The recitals are hereby incorporated as if fully set forth herein as a substantive provisions of this Amendment. Except as otherwise expressly set forth herein, the capitalized terms used in this Amendment shall have the same meanings ascribed to such terms in the Original Sublease.
2.    Demise and Delivery of Additional Premises.
A.In addition to the Original Premises, Sublandlord does hereby sublease, sublet and demise unto Subtenant, and Subtenant does hereby sublease and rent from Sublandlord, upon and subject to the provisions of the Sublease, a portion of the 7th floor of the Building, consisting of 5,606 rsf, as outlined on the floor plan attached hereto and incorporated herein as Exhibit A (the “Additional Premises”).
B.    On or before the Effective Date, subject to Sublandlord’s receipt of Landlord’s consent in accordance with Section 13, Sublandlord shall deliver to Subtenant the Additional Premises. Sublandlord shall deliver to Subtenant the Additional Premises in its “as is” condition, except that Sublandlord shall have constructed a new demising wall, using building standard materials, in the location shown on Exhibit B (the “Sublandlord’s Work”). Sublandlord shall not be required to make for the benefit of Subtenant any other improvements to or repairs of any kind or character in or to the Additional Premises, subject to Section 8 of the Sublease.
C.    All work necessary to prepare the Additional Premises for occupancy by Subtenant (including, without limitation, any telephone and data cabling and the installation of fixtures) (collectively, the “Subtenant’s Work”) shall be performed by Subtenant in accordance with the terms set forth in the Work Letter attached as Exhibit C attached hereto, at Subtenant’s own expense (subject to the application of the applicable “Improvement Allowance” in accordance with (and as defined in) the Work Letter).
3.    Modification of Original Sublease. From and after the Effective Date, the Original Sublease is hereby amended as follows:
A.    All references to the “Premises” shall mean the Original Premises, together with the Additional Premises.
B.    The “Rent Schedule” set forth in Section 5(b) of the Original Sublease shall be amended as set forth below, and the “Base Rent” payable under the Sublease shall mean the Base Rent set forth in the revised Rent Schedule:

Lease Year 6	$60.81	$1,654,214.43 (annualized)	$137,851.20 (commencing with payment due August 1, 2017)
Lease Year 7	$62.33	$1,695,562.99	$141,296.92
Lease Year 8	$63.89	$1,737,999.67	$144,833.31
Lease Year 9	$65.49	$1,781,524.47	$148,460.37
Lease Year 10	$67.13	$1,826,137.39	$152,178.12
Lease Year 11	$68.80	$1,871,566.40	$155,963.87
Lease Year 12	$70.52	$1,918,355.56	$159,862.96
Lease Year 13 (11 months)	$72.28	$1,802,380.10 (11 months)	$163,852.74

C.     The “Subtenant’s Proportionate Share” shall be 11.06%.
D.    Exhibit B of the Original Sublease shall be amended to include the Additional Premises depicted on Exhibit A of this Amendment.
E.    With respect to Subtenant’s Work to be performed in the Additional Premises, Exhibit C (Work Letter) of the Original Sublease is hereby replaced with Exhibit C attached to this Amendment.
4.    Furniture. Subtenant acknowledges that all furniture currently located in the Additional Premises shall remain in the Additional Premises on the Effective Date.
5.    No Default. Subtenant represents and warrants to Sublandlord that, as of the date hereof, to the best of Subtenant’s knowledge (i) Sublandlord has timely performed all of its obligations under the Sublease, (ii) Sublandlord is not in default under any of the provisions of the Sublease, and (iii) Sublandlord is not in breach of any of the provisions of the Sublease which, with the passage of time, delivery of notice, or both, would become a default under the Sublease.
6.    Brokerage. Sublandlord and Subtenant represent to each other that they have not dealt with any brokers in connection with the Additional Premises or this Amendment, and the parties shall indemnify and hold each other harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation, including but not limited to reasonable attorneys’ fees, arising out of or relating to a respective breach of this representation.
7.    No Further Modification. Except as expressly modified by this Amendment, the Sublease shall continue in full force and effect, unmodified.
8.    Enforceability. If any provision of this Amendment is held to be invalid or unenforceable, the same shall not affect the validity or enforceability of the other provisions of this Amendment, which shall continue in full force and effect, as if the invalid or unenforceable provision had been deleted.
9.    Conflicting Terms. The terms of this Amendment shall be reconciled with the terms of the Original Sublease to the fullest extent reasonably possible; but in the event there is any irreconcilable conflict between the terms of the Original Sublease and the terms of this Amendment, the terms of this Amendment shall be controlling.
10.    Further Amendment. This Amendment and the Original Sublease constitute the entire agreement between Sublandlord and Subtenant as to the Premises described herein, superseding any and all prior verbal discussions and agreements between Sublandlord and Subtenant. The Original Sublease and this Amendment may be further amended only in writing signed by both Sublandlord and Subtenant.
11.    Governing Law. This Amendment shall be construed and enforced in accordance with the laws of the District of Columbia, without resort to choice of law principles
12.    Time. Time is of the essence for all purposes under the Sublease.
13.    Condition Precedent. This Amendment shall not become effective unless and until the Landlord has consented to this Amendment and Subtenant’s Plans (as defined in the Work Letter) by providing written notice of its consent to Sublandlord. Both Sublandlord and Subtenant agree to cooperate and to use reasonable efforts to obtain the written consent to this Amendment and Subtenant’s Plans from the Landlord. Sublandlord shall pay for any attorneys’ fees and other expenses which the Landlord incurs in connection with this Amendment and which the Landlord thereafter bills Sublandlord in accordance with the Prime Lease. If Sublandlord has not obtained Landlord’s consent within thirty (30) days after execution of this Amendment, then at any time thereafter prior to the obtaining of such consent from Landlord, either party shall have the right to terminate this Amendment by providing written notice of termination to the other, and this Amendment shall thereafter terminate and be of no further force or effect, neither party shall have any further obligations or liabilities hereunder, and the Original Sublease shall continue to be in full force and effect.
END OF TEXT. SIGNATURES APPEAR ON FOLLOWING PAGE.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written,

WITNESS:                    SUBLANDLORD:

MAYER BROWN LLP
an Illinois limited liability partnership

/s/ Roberta Schrock                By:    /s/ Daniel A. Masur (Seal)
Name:    Daniel A. Masur
Title:    Partner-in-Charge –D.C.

WITNESS:                    SUBTENANT:

FEDERAL AGRICULTURAL MORTGAGE             CORPORATION, a federally-chartered                 corporation

/s/ Stephen P. Mullery                By:     /s/ R. Dale Lynch             (Seal)
Name:    R. Dale Lynch

Title:	Executive Vice President – Chief Financial Officer

EXHIBIT A

Drawing Showing Additional Premises

[Drawing]

EXHIBIT B

Drawing Showing Location of Demising Wall

[Drawing]

EXHIBIT C

Work Letter/Additional Premises

This is the Work Letter (“Work Letter”) referred to in the foregoing Amendment to Sublease (the “Amendment”) made between MAYER BROWN LLP, an Illinois limited liability partnership (“Sublandlord”), and FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally-chartered corporation (“Subtenant”).  Capitalized terms used herein, unless otherwise defined in this Work Letter, shall have the respective meanings assigned to them in the Sublease (as such term is defined in the Amendment).
For and in consideration of the agreement to lease the Additional Premises and the mutual covenants contained herein and in the Sublease, Sublandlord and Subtenant agree as follows:
1.    Subtenant’s Work. Subtenant shall, at Subtenant’s own cost and expense except for the Improvement Allowance (as hereinafter defined), perform all work (“Subtenant’s Work”) necessary or desirable to improve the Additional Premises to a finished condition ready for the conduct of Subtenant’s business therein. Subtenant’s Work may include, without limitation, the installation of additional (package) air conditioning equipment to provide after-hours heating, ventilating, and air conditioning to the Additional Premises (which may utilize Sublandlord’s condenser water at no additional charge to Subtenant). Subtenant’s Work shall be performed in accordance with Subtenant’s Plans (defined in Section 3(b)(i) hereof) approved in advance by Sublandlord, and subject to the other terms and conditions of this Work Letter and to the terms and conditions of the Sublease. Subtenant’s Work shall not modify or adversely affect the structure or systems of the Building except as may be expressly permitted by Sublandlord and Landlord.
2.    Pre-Construction Documentation.
(a)    Prior to the commencement of Subtenant’s Work, Subtenant shall submit the following information and items to Sublandlord:
(i)    The scheduled commencement date of construction of Subtenant’s Work and the estimated date of completion of construction.
(ii)    An itemized statement of estimated construction cost, including permits and fees and architectural, engineering and contracting fees (the “Estimated Cost of Subtenant’s Work”).
(b)    All contracts with Subtenant’s Contractors (as defined in Section 5(c) below) shall be subject to the prior written approval of Sublandlord, which approval shall not be unreasonably withheld, delayed or conditioned, and Landlord to the extent required by the Prime Lease.
(c)    Subtenant shall submit the following information and items to Sublandlord not less than five (5) days prior to commencement of construction of Subtenant’s Work:
(i)    The names and addresses of Subtenant’s Contractors. Sublandlord and Landlord shall have the right to approve Subtenant’s Contractors and Subtenant shall employ as Subtenant’s Contractors only those persons or entities approved by Sublandlord, which approval shall not be unreasonably withheld, and Landlord to the extent required by the Prime Lease.
(ii)    An updated itemized statement of estimated construction cost, including permits and fees and architectural, engineering and contracting fees.
(iii)    Certified copies of insurance policies or certificates of insurance as hereinafter described. Subtenant shall not permit Subtenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Sublandlord.
(iv)    A copy of a fully executed contract with each of Subtenant’s Contractors.
(d)    Subtenant will update such information and items by notice to Sublandlord of any changes.
3.    Submission of Drawings. Subtenant shall comply with the following procedure for approval of Subtenant’s Plans by Sublandlord:
(a)    Subtenant shall deliver to Sublandlord five (5) black‑and‑white prints of a preliminary conceptual layout of the Premises for use in evaluation of space utilization in the Premises (“Space Plan”) prepared by an architect licensed in the District of Columbia, selected by Subtenant and approved by Sublandlord and Landlord (“Subtenant’s Architect”). Not more than fifteen (15) days after the delivery of the Space Plan, Sublandlord shall notify Subtenant either of Landlord’s approval thereof, or of the changes reasonably required by Landlord. If Sublandlord notifies Subtenant that changes are required, Subtenant shall promptly thereafter submit to Sublandlord, for Landlord’s approval, a Space Plan amended by Subtenant and Subtenant’s Architect in accordance with the changes so required. Sublandlord shall notify Subtenant of Landlord’s approval or disapproval of the amended Space Plan within fifteen (15) days of Sublandlord’s receipt thereof and Subtenant shall have any changes to the Space Plan required by Landlord made promptly after the date Subtenant receives notice thereof.
(b)    Following Landlord’s approval of the Space Plan, Subtenant shall deliver to Sublandlord for its approval, which approval shall not be unreasonably withheld, conditioned, or delayed by Sublandlord, five (5) black‑and‑white prints of Subtenant’s Plans prepared by Subtenant’s Architect based on the approved Space Plan.
(i)    “Subtenant’s Plans” means the plans and specifications (including architectural, mechanical and electrical working drawings) for the supply, installation and finishing in the Premises of Subtenant’s Work, including without limitation all partitions; doors and hardware; ceilings; wiring, lights and switches; heating, cooling and ventilation equipment and controls; telephone and electrical outlets; floor covering; drapes; built‑ins; plumbing and fixtures; fire protection, fire warning and security systems; and other equipment and facilities attached to and forming part of the Building.
(ii)    Subtenant’s Plans shall be prepared at Subtenant’s sole cost and expense by Subtenant’s Architect. Subtenant shall pay all fees and costs of Sublandlord’s or Landlord’s architect and engineer in reviewing the Space Plan, Subtenant’s Plans, specifications and drawings in the event such review is required by Sublandlord in its reasonable discretion, subject to the application of the Improvement Allowance. In the event Landlord reviews the Space Plan, Subtenant’s Plans, specifications and drawings at a charge that is billed to Subtenant, then Sublandlord either shall not perform or shall not bill Subtenant for any separate review by Sublandlord. If Sublandlord elects not to perform a separate review, then Landlord's approval of the Space Plan, Subtenant’s Plans, specifications and drawings shall also be deemed Sublandlord's approval for all purposes of this Work Letter.
(iii)    Not more than fifteen (15) days after receipt by Sublandlord of the Subtenant’s Plans, Sublandlord shall notify Subtenant either of its approval thereof or of changes required. If Sublandlord notifies Subtenant that changes are required, Subtenant shall promptly submit to Sublandlord, for its approval, which approval shall not be unreasonably withheld, Subtenant’s Plans amended by Subtenant and Subtenant’s Architect in accordance with the changes so required. Sublandlord shall notify Subtenant of its approval or disapproval of the amended Subtenant’s Plans within fifteen (15) days after Sublandlord’s receipt thereof and Subtenant shall have any changes to the Subtenant’s Plans reasonably required by Sublandlord (or required by Landlord) promptly made. Upon Sublandlord’s notification to Subtenant of approval by Sublandlord of Subtenant’s Plans, Subtenant shall promptly submit Subtenant’s Plans for pricing and to appropriate authorities for the issuance of a building permit, if required.
(iv)    Approvals or disapprovals on behalf of Sublandlord may be given by Sublandlord, or such architect or other representative as Sublandlord may from time to time designate. Sublandlord shall give reasons for any disapproval. Sublandlord’s approval shall not constitute an assumption by Sublandlord of responsibility for the accuracy or sufficiency of Subtenant’s Plans, for compliance with law or performance standards or otherwise. Subtenant shall submit any changes to Subtenant’s Plans to Sublandlord for Sublandlord’s reasonable approval (and Landlord’s approval) before commencing any work with respect to such changes. Unless otherwise agreed by Sublandlord, all drawings provided by Subtenant hereunder shall be of uniform size not exceeding 30” x 42” and to a minimum scale of one eighth inch equals one foot.
4.    Delivery of Premises; Commencement of Subtenant’s Work.
(a)    Sublandlord shall deliver the Premises to Subtenant on the Effective Date, in their “as is” condition, except for the Sublandlord’s Work. All of the terms and provisions of the Sublease shall be binding upon Subtenant from and after the date on which Subtenant takes possession of the Premises.
(b)    No construction work shall be undertaken or commenced by Subtenant in the Premises until:
(i)    Subtenant’s Plans have been submitted to and approved by Sublandlord and Landlord,
(ii)    all governmental approvals and permits required for the commencement of Subtenant’s Work, if any, have been obtained by Subtenant, and evidence thereof has been provided to Sublandlord,
(iii)    all required insurance coverages have been obtained by Subtenant, and evidence thereof provided to Sublandlord,
(iv)    items required to be submitted to Sublandlord prior to commencement of construction of Subtenant’s Work have been so submitted and have been approved, where required, and
(v)    Sublandlord has given written notice that the work can proceed. Sublandlord agrees to give such notice within two (2) business days after Subtenant satisfies the requirements of subparagraphs 4(b)(i)-(iv).
5.    Standards of Design and Construction of Subtenant’s Work and Conditions of Subtenant’s Performance. All work done in or upon the Additional Premises by Subtenant shall be done according to the standards set forth in this Section 5, except as the same may be modified on Subtenant’s Plans approved by or on behalf of Sublandlord.
(a)    All design and construction shall comply with all applicable statutes, ordinances, regulations, laws, codes and industry standards. Approval by Sublandlord of Subtenant’s Plans shall not constitute a waiver of this requirement or assumption by Sublandlord of responsibility for compliance. Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard. Subtenant shall cause Subtenant’s Architect to become familiar with the foregoing design criteria and with all construction procedures which may be established by Landlord and Sublandlord for the Building in order to permit completion of proper and adequate architectural, mechanical, electrical, plumbing and fire protection working drawings for Subtenant’s Work in conformity with the standards provided for herein and in order to assure proper coordination of Subtenant’s Work with the construction of other tenants’ premises in the Building.
(b)    Subtenant shall, at its own cost and expense, obtain all required building permits and when construction has been completed shall, at its own cost and expense, obtain an occupancy permit for the Additional Premises (if required), which shall be delivered to Sublandlord.
(c)    Subtenant may competitively bid Subtenant’s Work provided all contractors and subcontractors engaged by or on behalf of Subtenant for construction of Subtenant’s Work (collectively, “Subtenant’s Contractors”) shall be reasonably acceptable to Sublandlord and shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Sublandlord’s employees, contractors and subcontractors and with other contractors and subcontractors on the job site. All work shall be coordinated with any general construction work in the Building in order not to adversely affect other work being performed by or for Sublandlord or its contractors and subcontractors. Subtenant may also hire, at its sole cost (subject to the application of the Improvement Allowance), an independent construction manager.
(d)    Sublandlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Subtenant, subject to reimbursement by Subtenant for the reasonable actual costs thereof without any profit to Sublandlord, any work which is required as a result of Subtenant’s Work and (i) Sublandlord deems necessary, in its good faith commercially reasonable judgment, to be done on an emergency basis, or (ii) which pertains to repairs of Subtenant’s Work and other work in the Building. If Sublandlord elects to exercise its rights under this Section 5(d), Sublandlord agrees to give Subtenant reasonable prior notice and to permit Subtenant an opportunity to perform such work, and if Subtenant does not timely perform such work, to consult with Subtenant about the completion of such work so as to minimize Subtenant’s costs without adversely impacting the Building’s structural components or mechanical, electrical, plumbing or fire protection systems.
(e)    Subtenant shall use only new, first‑class materials in Subtenant’s Work, except (i) where explicitly shown in Subtenant’s Plans approved by Sublandlord (ii) for the re-use of existing Building materials. On completion of Subtenant’s Work, Subtenant shall provide or cause to be provided to Sublandlord warranties of at least one (1) year duration against defects in workmanship and materials on all work performed and equipment installed in the Additional Premises as part of Subtenant’s Work.
(f)    Subtenant’s Contractors, in performing work, shall not unreasonably interfere with other tenants and occupants of the Building. Subtenant shall take all reasonable precautionary steps to protect its facilities and the facilities of others affected by Subtenant’s Work and to properly police same. Construction equipment and materials are to be kept within the Additional Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Sublandlord shall reasonably direct so as not to burden the construction or operation of the Building.
(g)    Sublandlord shall have the right to order Subtenant or any of Subtenant’s Contractors who have violated the requirements imposed on Subtenant or Subtenant’s Contractors pursuant to this Work Letter to cease work and remove their equipment and employees from the Building unless Subtenant or Subtenant’s Contractors, as the case may be, immediately comply with such requirements. Sublandlord agrees to give Subtenant notice not later than the end of the prior working day before exercising such rights.
(h)    With respect to work performed by Landlord in accordance with Section 5(d), Subtenant shall pay Sublandlord for the reasonable cost of (i) all work performed by Sublandlord on behalf of Subtenant, (ii) all materials or labor furnished on Subtenant’s behalf, and (iii) all other amounts required to be paid by Subtenant to Sublandlord, within thirty (30) days from the date of Sublandlord’s invoice therefor, subject to the application of the Improvement Allowance.
(i)    During the construction of the Subtenant’s Work, Subtenant and its contractors shall be obligated to pay for electricity, water or HVAC during normal business hours with respect to the Additional Premises pursuant to the terms of the Sublease, provided that after-hours HVAC shall be paid for by Subtenant at Landlord's standard charges for the same. Subtenant shall be entitled to non-exclusive use of freight elevators during normal business hours pursuant to Building rules and regulations at no cost to Subtenant. The interiors of elevators used by Subtenant shall be adequately protected from damage in a manner reasonably satisfactory to Sublandlord. Subtenant shall ensure that Subtenant’s Contractors remove all construction debris and shall not place debris in the Building’s waste containers.
(j)    Subtenant shall permit access to the Additional Premises, and Subtenant’s Work shall be subject to inspection by Sublandlord, Landlord and their respective architects, contractors and other representatives, at all times during the period when Subtenant’s Work is being constructed and installed and following completion of Subtenant’s Work.
(k)    Subject only to circumstances over which Subtenant has no control and which could not have been avoided by Subtenant by the exercise of due diligence, Subtenant shall proceed with its work expeditiously, continuously and efficiently. Subtenant shall notify Sublandlord upon completion of Subtenant’s Work.
(l)    In addition, upon completion of Subtenant’s Work, Subtenant shall notify Sublandlord and shall furnish Sublandlord with final waivers of liens and contractors’ affidavits, in such form as may be required by Sublandlord, Landlord, and Landlord’s title insurance company or lender, from all parties performing labor or supplying materials or services in connection with Subtenant’s Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Additional Premises and Building. Subtenant shall furnish partial waivers of liens and contractors’ affidavits to Sublandlord from time to time during the course of construction upon Sublandlord’s or Landlord’s request covering those portions of such labor, materials and services which have been performed and supplied. Subtenant shall submit to Sublandlord a detailed breakdown of Subtenant’s total construction costs, together with such evidence of payment as is reasonably satisfactory to Sublandlord.
(m)    Subtenant shall have no authority to deviate in any material respect from Subtenant’s Plans in performance of Subtenant’s Work, except as approved by Sublandlord and its designated representative in writing which approval shall not be unreasonably withheld to the extent that the requested deviation from Subtenant’s Plans does not modify or adversely affect the Building’s structure or systems. Upon completion of Subtenant’s Work, Subtenant shall furnish to Sublandlord “as‑built” drawings of Subtenant’s Work.
(n)    Sublandlord shall, at Sublandlord’s cost, have the right to run roof drainage lines, utility lines, pipes, duct work and component parts of all mechanical and electrical systems where necessary or desirable through existing conduits, walls and utility closets in the Additional Premises, to repair, alter, replace or remove the same without substantially changing the location thereof, and to require Subtenant to install and maintain proper access panels thereto (consistent with industry practice in first-class buildings).
(o)    Subtenant shall impose on and enforce all applicable terms of this Work Letter against Subtenant’s Contractors, Subtenant’s Architect and Subtenant’s engineer.
(p)    Subtenant and Subtenant’s employees shall not be permitted to occupy the Additional Premises for the purpose of conducting Subtenant’s business therein until Sublandlord’s or Landlord’s architect reasonably confirms that Subtenant’s Work has been substantially completed in accordance with the approved Subtenant’s Plans.
6.    Insurance and Indemnification.
(a)    In addition to any insurance which may be required under the Sublease, Subtenant shall secure, pay for and maintain or cause Subtenant’s Contractors to secure, pay for and maintain during the continuance of Subtenant’s Work, insurance in the following minimum coverages and limits of liability:
(i)    Workmen’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00 and as required by any Employee Benefit Acts or other statutes applicable where the work is to be performed as will protect Subtenant’s Contractors from liability under the aforementioned acts.
(ii)    Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $2,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability, or a combination thereof, with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Subtenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Subtenant’s Contractors or by anyone directly or indirectly employed by any of them.
(iii)    Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non‑owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Subtenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Subtenant’s Contractors, or by anyone directly or indirectly employed by any of them.
(iv)    “All‑risk” builder’s risk insurance upon the entire Subtenant’s Work to the full insurable value thereof. This insurance shall include the interests of Landlord, Sublandlord and Subtenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Subtenant’s Work and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism and malicious mischief. If portions of the Subtenant’s Work are stored off the site of the Building or in transit to said site are not covered under said “all-risk” builder’s risk insurance, then Subtenant shall effect and maintain similar property insurance on such portions of Subtenant’s Work. If after such loss no other special agreement is made, the decision to replace or not replace any such damaged Subtenant’s Work shall be made in accordance with the terms and provisions of the Sublease. The waiver of subrogation provisions contained in the Sublease shall apply to the “all-risk” builder’s risk insurance policy to be obtained by Subtenant pursuant to this paragraph.
All such policies will be obtained from companies reasonably acceptable to Sublandlord and Landlord; and Subtenant shall cause Sublandlord, Landlord, Landlord’s managing agent, Cushman & Wakefield U.S., Inc., and any designee of Landlord to be named as an additional insured under such policies (except the workmen’s compensation policy). Said endorsements shall also provide that all additional insured parties shall be given not less than thirty (30) days’ prior written notice of any reduction, cancellation or non‑renewal of coverage (except that not less than ten (10) days’ prior written notice shall be sufficient in the case of cancellation for non‑payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. At Subtenant’s request, Sublandlord shall furnish a list of names and addresses of parties to be named as additional insureds. The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance maintained by Sublandlord and Landlord. Additionally, where applicable, each policy shall contain a cross‑liability and severability of interest clause.
(b)    Performance of the Subtenant's Work shall be subject to the indemnification provisions contained in the Sublease.
7.    Improvement Allowance.
(a)    Sublandlord shall reimburse Subtenant for up to $210,225 (being $37.50 per square foot of rentable area of the Additional Premises) (the “Improvement Allowance”) of the Cost of Subtenant’s Work (as hereinafter defined). Subtenant shall pay the amount by which the Cost of Subtenant’s Work exceeds the Improvement Allowance. The Improvement Allowance shall be paid out to Subtenant based upon ninety percent (90%) of the value of the work for which payment is requested (i.e., the value of such work prior to application of any retainage provided for in Subtenant's contract with Subtenant's Contractor) to reimburse Subtenant for the Cost of Subtenant’s Work. Prior to the payment of any portion of the Improvement Allowance, Subtenant shall deliver, or shall cause to be delivered to Sublandlord evidence that the work for which reimbursement is then being requested has been performed and paid for by Subtenant, which evidence shall include executed lien waivers, architect’s certificates, contractor’s statements, and owner’s statements covering the work for which reimbursement is requested from time to time. Sublandlord covenants that it will make disbursements of the Improvement Allowance within thirty (30) days after receiving the foregoing required documentation. At Subtenant's election, payments out of the Improvement Allowance shall be made by Sublandlord directly to Subtenant's Contractor, in which event any lien waivers delivered to Sublandlord in connection with a request for disbursement may be conditioned upon payment. Funds paid to Subtenant from Sublandlord shall be deemed to be paid out of the Improvement Allowance until the full amount of the Improvement Allowance has been disbursed. In no event shall Sublandlord be required to make more than one disbursement of the Improvement Allowance during any single calendar month. Upon Subtenant’s completion of Subtenant’s Work and delivery to Sublandlord of final lien waivers and other evidence reasonably required by Sublandlord to confirm Subtenant’s Work has been completed and fully paid for, Sublandlord shall, promptly after written request from Subtenant, disburse to Subtenant any portion of the Improvement Allowance to which Subtenant has satisfied the requirements for disbursement but which was withheld by Sublandlord as the ten percent (10%) retainage. The Improvement Allowance shall be available to pay for the cost of Subtenant’s Work and for so-called "soft costs", which include space planning, architectural and engineering fees, legal fees, construction management fees, moving costs, telephone and computer cabling and for furniture fixtures and office equipment and stationery.
(b)    If Sublandlord fails to disburse any portion of the Improvement Allowance as and when required by Section 7(a) of this Work Letter, Subtenant shall be entitled to a credit against Base Rent due and payable under the Sublease in the amount equal to the amount of the Improvement Allowance that was not disbursed by Sublandlord as and when required by Section 7(a), with interest accruing on such unpaid amount at the rate of 9% per annum.
8.    Cost of Subtenant’s Work. “Cost of Subtenant’s Work” shall mean costs of all labor and materials, general contractor’s fees and any permit or license fees necessary for completion of construction of Subtenant’s Work. Sublandlord shall not be entitled to any construction coordination or supervision fee in connection with the Subtenant's Work, and Subtenant shall have no liability to pay any construction coordination fee payable to Landlord pursuant to the Prime Lease.
9.    Landlord’s Approval. Notwithstanding anything to the contrary contained in the Sublease or this Work Letter, in each instance where Sublandlord’s approval or consent is required, Landlord’s approval shall be required to the extent required under the Prime Lease.
10.    Miscellaneous.
(a)    Charges due from Subtenant to Sublandlord pursuant to this Work Letter, if any, may be deducted by Sublandlord from any payment of the Improvement Allowance provided Sublandlord has delivered reasonable evidence of such charges to Subtenant.
(b)    If Subtenant’s Plans require the construction and installation of more fire hose cabinets or telephone/electrical closets than the number regularly provided by Sublandlord in the portion of the Building in which the Additional Premises are located, Subtenant shall pay all costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets.
(c)    This Work Letter shall not be deemed applicable to any additional office space added to the Original Premises or the Additional Premises at any time or from time to time, whether by any options under the Sublease or otherwise, or to any portion of the Original Premises, the Additional Premiese, or any additions thereto in the event of a renewal or extension of the original Term of the Sublease, whether by any options under the Sublease or otherwise, unless expressly so provided in the Sublease or any amendment or supplement thereto.
(d)    With respect to any amounts owed by Subtenant hereunder and not paid when due or Subtenant’s failure to perform its obligations hereunder, Sublandlord shall have all of the rights and remedies granted to Sublandlord under the Sublease for non‑payment by Subtenant of any amounts owed thereunder or failure by Subtenant to perform its obligations thereunder.
[END OF WORK LETTER]